Exhibit 16.1

June 24, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for KVH Industries, Inc. and, under the date of March 17, 2014, we reported on the consolidated financial statements of KVH Industries, Inc. as of and for the years ended December 31, 2013 and 2012, and the effectiveness of internal control over financial reporting as of December 31, 2013. On June 4, 2014, we were dismissed. We have read KVH Industries, Inc.’s statements included under Item 4.01 of its Form 8-K dated June 6, 2014, and we agree with such statements, except 1) we were dismissed as KVH Industries, Inc.’s independent registered public accounting firm on June 4, 2014 and 2) we are not in a position to agree or disagree with KVH Industries Inc.’s statement that a) the changes were approved by the Audit Committee of the Board of Directors and b) neither KVH Industries, Inc. nor anyone acting on its behalf consulted Grant Thornton regarding any of the matters referred to in Item 304 (a)(2) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP